Exhibit 3.23

CERTIFICATE OF FORMATION

OF

BDS (Canada), LLC

******

FIRST: The name of the limited liability company is BDS (Canada), LLC.

SECOND: The address of its registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent. The name of its Registered Agent at such address is NATIONAL CORPORATE RESEARCH, LTD.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 7th day of October, 1998.

/s/ Ann Marie Cummins
Ann Marie Cummins,
Authorized Person

STATE OF DELWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 10/07/1998
981389077 - 2953178